Exhibit 16

February 6, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: SPRING CREEK CAPITAL CORP.

We have read the statements that SPRING CREEK CAPITAL CORP. included under Item 4.01 of the Form 8-K report it filed regarding the recent change of auditors. We agree with such statements made regarding our firm, except as follows:

Our prior reports on the financial statements of SPRING CREEK CAPITAL CORP. were modified because of a going concern uncertainty.

We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/ Berman Hopkins Wright & LaHam, CPAs and Associates, LLP